Exhibit 99.1

The CATO Corporation
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval
For Further Information Contact:
          Thomas Stoltz
          Executive Vice President
          Chief Financial Officer
          704-551-7201
CATO REPORTS 1Q COMP SALES DOWN 5%
April Comps Down 21%
Lowers 1Q EPS Estimate

Charlotte, NC (May 10, 2007) — The Cato Corporation (NYSE: CTR) today reported sales of $64.2 million for the four weeks ended May 5, 2007, a 22% decrease from sales of $81.8 million for the four weeks ended April 29, 2006. Comparable store sales for the month decreased 21%.
Sales for the first quarter ended May 5, 2007 were $224.1 million, a 2% decrease from sales of $229.7 million for the first quarter ended April 29, 2006. Comparable store sales decreased 5% for the first quarter.
Because of the shift of Easter, the best measure for year over year performance for March and April is the combined sales for the two months, which decreased 4% overall and decreased 6% on a comparable store basis.
“The unseasonably cold weather we experienced prior to Easter continued into April and negatively impacted sales for both March and April,” said John Cato, Chairman, President, and Chief Executive Officer. “This was on top of a general weakness we continue to see in our business. Inventory levels are high in relation to current sales levels and will be managed through our normal markdown process. Because of weaker than anticipated
8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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sales and higher markdowns, we now estimate first quarter earnings per diluted share to be in the range of $.58 to $.60 versus $.65 last year, an 11% to 8% decrease.”
During the month of April, the Company opened five new stores and relocated two stores. New stores opened in Chelsea and Moulton, AL, Columbus, OH, and two stores in Longview, TX. The relocated stores are in Lenoir and Mayodan, NC. As of May 5, 2007, the Company operated 1,286 stores in 31 states, compared to 1,252 stores in 31 states as of April 29, 2006.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with updated fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the first quarter, are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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